Exhibit 99.1

Conference Call and Webcast Today, November 2, 2018 at 11:00 a.m. ET 323/794-2094, conference ID 1713516 or www.bbgi.com Replay information provided below

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley Chief Executive Officer Beasley Broadcast Group, Inc. 239/263-5000 or ir@bbgi.com	Joseph Jaffoni, Jennifer Neuman JCIR 212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP THIRD QUARTER NET

REVENUE INCREASES 10.6% TO $65.1 MILLION

NAPLES, Florida, November 2, 2018 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI) (“Beasley” or the “Company”), a large- and mid-size market radio broadcaster, today announced operating results for the three-month and nine-month periods ended September 30, 2018.

As previously reported, on May 1, 2017, the Company completed the sale of six stations in Greenville-New Bern-Jacksonville, and on December 19, 2017, Beasley completed an asset exchange transaction whereby the Company exchanged its Boston adult contemporary station WMJX-FM and $12.0 million for Boston’s sports station WBZ-FM. On September 27, 2018, Beasley completed the acquisition of WXTU-FM in Philadelphia from Entercom Communications Corp. for $38.0 million. Prior to the acquisition closing, on July 23, 2018, the Company began operating WXTU-FM under a local marketing agreement (“LMA”). During the term of the LMA, the Company included net revenues and station operating expenses, including the associated LMA fee from operating WXTU-FM, in its consolidated financial statements.

The results presented herein reflect the operations and results from WBZ-FM in the three and nine months ended September 30, 2018 and WMJX-FM in the three and nine months ended September 30, 2017. The results also reflect approximately two months of contribution from WXTU-FM in the three and nine months ended September 30, 2018 and four months of contribution from the Greenville-New Bern-Jacksonville stations in the nine-month period ended September 30, 2017.

Summary of Third Quarter Results

In millions, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net revenue	$65.1	$58.9	$181.9	$173.7
Station operating income (SOI – non-GAAP) [1]	14.8	16.4	41.1	42.3
Operating income [2]	9.3	13.2	20.4	37.6
Net income [2]	2.6	6.1	4.4	17.5
Net income per diluted share [2]	$0.10	$0.22	$0.16	$0.63

[1]	Station operating income for the three months ended September 30, 2018 was impacted by an additional $1.7 million in bad debt expense due to financial issues at United States Traffic Network (“USTN”).
[2]

Operating income, net income and net income per diluted share in the three months ended September 30, 2018 were impacted by the $1.7 million USTN bad debt expense. In addition, the 2018 third quarter net income and net income per diluted share were impacted by a loss of $0.3 million due to a modification of long-term debt and $0.8 million of professional expenses incurred in connection with the shelf offering completed during the period.

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Beasley Broadcast Group, 11/2/18	page 2

The $6.2 million, or 10.6%, year-over-year increase in net revenue during the three months ended September 30, 2018, reflects the inclusion WBZ-FM Boston and a partial quarter contribution from WXTU-FM Philadelphia, partially offset by the disposition of WMJX-FM Boston. Net revenue in the 2018 third quarter increased year-over-year in the Company’s Tampa, Philadelphia, Fort Myers, Las Vegas, Augusta, Boca Raton and Boston clusters compared to the same period of 2017.

Station Operating Income (SOI, a non-GAAP financial measure) declined 9.9% year-over-year in the third quarter of 2018. The year-over-year decrease is primarily attributable to $1.7 million of additional bad debt expense due to financial issues at USTN and higher station operating expenses related to the operations of WBZ-FM Boston, WXTU-FM Philadelphia and our Tampa-Saint Petersburg market cluster. Station operating expenses for the three months ended September 30, 2018 were comparable to station operating expenses for the same period in 2017 at our remaining market clusters.

Beasley reported operating income of $9.3 million in the third quarter of 2018 compared to operating income of $13.2 million in the third quarter of 2017. The year-over-year decrease in operating income reflects the aforementioned $1.7 million USTN bad debt expense and a $2.5 million benefit realized in the 2017 third quarter related to the change in the fair value of contingent consideration in connection with the acquisition of Greater Media and related sale of Greater Media’s tower assets.

The decline in 2018 third quarter net income reflects the lower operating income during the period, a $0.3 million loss due to the modification of long-term debt and $0.8 million of professional expenses incurred in connection with the shelf offering completed during the period, partially offset by a $0.6 million year-over-year reduction in interest expense and a $0.9 million year-over-year decline in income taxes. As a result, net income for the 2018 third quarter was $2.6 million, or $0.10 per diluted share.

Please refer to the “Calculation of SOI” and “Reconciliation of Net Income to SOI” tables at the end of this announcement for a discussion regarding SOI calculations.

Commenting on the financial results, Caroline Beasley, Chief Executive Officer, said, “In the third quarter, we continued to execute on our integration strategy focused on premium local programming to support our goals of ratings and market leadership at acquired stations, while remaining opportunistic in further building our scale and revenue diversification to drive growth and SOI margin expansion.

“Third quarter net revenue rose 10.6% in 2018 compared to the prior year period, primarily reflecting the strengthening over the last year of our Boston and Philadelphia clusters, as well as the overall revenue outperformance of our leading station clusters in their respective markets. The year-over-year top line growth was partially offset by increased station operating expenses largely attributable to Beasley’s expanded scale and $1.7 million in additional bad debt expense related to USTN. Although 2018 third quarter SOI declined 9.9% year-over-year, it would have increased slightly compared to the third quarter of last year, without the one-time bad debt charge.

“Beasley’s strong operating cash flows allowed us to continue making strategic investments in our broadcast and technology platforms. During the third quarter, we completed the strategically complementary and accretive acquisition of WXTU-FM in Philadelphia. In addition to being one of the best and most listened-to country music stations in America, WXTU-FM further enhances our revenue and competitive position by creating a full cluster of five FM and two AM stations in a key, top-ten market. We also completed two smaller acquisitions including a Tampa-based event company and a nationally syndicated Esports podcast in separate transactions that were funded with cash on hand. All three transactions are consistent with Beasley’s disciplined approach to growing our platform by identifying and completing transactions where we can drive valuable synergies, leverage content and enhance SOI margins, all with a limited impact to our leverage.

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Beasley Broadcast Group, 11/2/18	page 3

“During the third quarter, we successfully released phase two of our mobile apps and our data attribution initiative, “Beasley Analytics,” was rolled out in all our markets. Both of these initiatives reflect our commitment to deliver great content to our listeners anywhere, any time, on any device, while further demonstrating to advertisers the incredible value of radio advertising. We believe the attribution data derived from Beasley Analytics will emerge as a game changer in our core business given its unrivalled confirmation of how radio provides a significant lift to advertisers’ websites.

“With our disciplined approach to leverage reduction and balance sheet management, Beasley remains committed to enhancing shareholder value through capital returns, capital structure improvements and leverage reductions. During the third quarter, we paid our twentieth consecutive quarterly cash dividend. In addition, interest expense decreased $0.6 million year-over-year, reflecting last year’s refinancing of our senior debt, which reduced our interest rate by 200 basis points.

“Looking ahead, with a strong balance sheet, we believe Beasley has a solid foundation to continue pursuing a range of near- and long-term growth opportunities that create new value for our listeners, advertisers and shareholders. Our platform, market position, ratings and content are strong, and we are seeing a continuation of the third quarter’s positive revenue trend in the fourth quarter to date. As the number one reach medium, we remain confident in the radio industry’s future and believe that Beasley’s ongoing initiatives to drive sales, productivity and efficiency across our platform, combined with prudent management of our capital structure, is a proven formula for sustained long term financial growth and enhanced returns for our shareholders.”

Conference Call and Webcast Information

The Company will host a conference call and webcast today, November 2, 2018, at 11:00 a.m. ET to discuss its financial results and operations. To access the conference call, interested parties may dial 323/794-2094, conference ID 1713516 (domestic and international callers). Participants can also listen to a live webcast of the call at the Company’s website at www.bbgi.com. Please allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the webcast can be accessed for five days on the Company’s website, www.bbgi.com.

Questions from analysts, institutional investors and debt holders may be e-mailed to ir@bbgi.com at any time up until 10:00 a.m. ET on Friday, November 2, 2018. Management will answer as many questions as possible during the conference call and webcast (provided the questions are not addressed in their prepared remarks).

About Beasley Broadcast Group

Celebrating its 57th anniversary this year, Beasley Broadcast Group, Inc., (www.bbgi.com) was founded in 1961 by George G. Beasley who remains the Company’s Chairman of the Board. Beasley Broadcast Group owns and operates 64 stations (46 FM and 18 AM) in 15 large- and mid-size markets in the United States. Approximately 20.0 million consumers listen to Beasley radio stations weekly over-the-air, online and on smartphones and tablets and millions regularly engage with the Company’s brands and personalities through digital platforms such as Facebook, Twitter, text, apps and email. For more information, please visit www.bbgi.com.

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services and selling, general and administrative expenses.

SOI is a measure widely used in the radio broadcast industry. The Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies. However, management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies.

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Beasley Broadcast Group, 11/2/18	page 4

Note Regarding Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “Looking ahead,” “look forward,” “intends,” “believe,” “hope,” “plan,” “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about expected income; shareholder value; revenues; and growth. Key risks are described in our reports filed with the SEC including in our annual report on Form 10-K and quarterly reports on Form 10-Q. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including:

•	external economic forces that could have a material adverse impact on our advertising revenues and results of operations;

•	the ability of our radio stations to compete effectively in their respective markets for advertising revenues;

•	our ability to respond to changes in technology, standards and services that affect the radio industry;

•	audience acceptance of our content, particularly our radio programs;

•	our substantial debt levels and the potential effect of restrictive debt covenants on our operational flexibility and ability to pay dividends;

•	our dependence on federally issued licenses subject to extensive federal regulation;

•	the risk that our FCC broadcasting licenses and/or goodwill could become impaired;

•	the failure or destruction of the internet, satellite systems and transmitter facilities that we depend upon to distribute its programming;

•	disruptions or security breaches of our information technology infrastructure;

•	actions by the FCC or new legislation affecting the radio industry;

•	the loss of key personnel;

•	the fact that we are controlled by the Beasley family, which creates difficulties for any attempt to gain control of us;

•	our ability to integrate acquired businesses and achieve fully the strategic and financial objectives related thereto and their impact on our financial condition and results of operations; and

•	other economic, business, competitive, and regulatory factors affecting our businesses.

Our actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our SEC filings, including but not limited to our annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of November 2, 2018, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

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Beasley Broadcast Group, 11/2/18	page 5

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net revenue	$65,147,080	$58,902,050	$181,926,003	$173,656,015

Operating expenses:
Station operating expenses (including stock-based compensation and excluding depreciation and amortization shown separately below)	50,351,099	42,481,721	140,831,239	131,344,313
Corporate general and administrative expenses (including stock-based compensation)	3,665,865	4,026,521	11,388,637	11,745,100
Transaction expenses	110,901	—	110,901	746,070
Other operating expenses	—	290,581	—	871,743
Depreciation and amortization	1,693,073	1,453,167	4,801,859	4,575,646
Change in fair value of contingent consideration	—	(2,524,195)	4,415,925	(7,666,145)
Gain on dispositions, net	—	—	—	(3,707,993)
Termination of postretirement benefit plan	—	—	—	(1,812,448)

Total operating expenses	55,820,938	45,727,795	161,548,561	136,096,286
Operating income	9,326,142	13,174,255	20,377,442	37,559,729
Non-operating income (expense):
Interest expense	(4,073,658)	(4,717,530)	(11,504,473)	(14,296,913)
Loss on modification of long-term debt	(281,021)	—	(281,021)	—
Other income (expense), net	(761,275)	46,219	(285,063)	441,936

Income before income taxes	4,210,188	8,502,944	8,306,885	23,704,752
Income tax expense	1,578,412	2,432,740	3,917,689	6,242,531

Net income	$2,631,776	$6,070,204	$4,389,196	$17,462,221

Basic and diluted net income per share	$0.10	$0.22	$0.16	$0.63

Basic common shares outstanding	27,351,587	27,705,736	27,469,904	27,690,199

Diluted common shares outstanding	27,500,840	27,907,570	27,664,999	27,886,984

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Beasley Broadcast Group, 11/2/18	page 6

Selected Balance Sheet Data – Unaudited

(in thousands)

	September 30, 2018	December 31, 2017
Cash and cash equivalents	$9,980	$13,922
Working capital	37,447	55,700
Total assets	681,774	654,719
Long term debt, net of current portion and unamortized debt issuance costs	243,809	212,466
Stockholders’ equity	$273,930	$286,166

Selected Statement of Cash Flows Data – Unaudited

	Nine Months Ended September 30,
	2018	2017
Net cash provided by operating activities	$15,833,485	$17,754,746
Net cash provided by (used in) investing activities	(43,069,058)	30,778,431
Net cash provided by (used in) financing activities	23,292,684	(53,403,678)

Net decrease in cash and cash equivalents	$(3,942,889)	$(4,870,501)

Calculation of SOI – Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net revenue	$65,147,080	$58,902,050	$181,926,003	$173,656,015
Station operating expenses	(50,351,099)	(42,481,721)	(140,831,239)	(131,344,313)

SOI	$14,795,981	$16,420,329	$41,094,764	$42,311,702

Reconciliation of Net Income to SOI – Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$2,631,776	$6,070,204	$4,389,196	$17,462,221
Corporate general and administrative expenses	3,665,865	4,026,521	11,388,637	11,745,100
Transaction expenses	110,901	—	110,901	746,070
Other operating expenses	—	290,581	—	871,743
Depreciation and amortization	1,693,073	1,453,167	4,801,859	4,575,646
Change in fair value of contingent consideration	—	(2,524,195)	4,415,925	(7,666,145)
Gain on dispositions, net	—	—	—	(3,707,993)
Termination of postretirement benefits plan	—	—	—	(1,812,448)
Interest expense	4,073,658	4,717,530	11,504,473	14,296,913
Loss on modification of long-term debt	281,021	—	281,021	—
Other income (expense), net	761,275	(46,219)	285,063	(441,936)
Income tax expense	1,578,412	2,432,740	3,917,689	6,242,531

SOI	$14,795,981	$16,420,329	$41,094,764	$42,311,702

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